Exhibit 5.1A

FOLEY & LARDNER LLP
WASHINGTON HARBOUR 3000 K STREET, N.W., SUITE 500 WASHINGTON, D.C. 20007-5143 202.672.5300 TEL 202.672.5399 FAX www.foley.com
January 27, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	WidePoint Corporation (the “Company”) Registration Statement on Form S-1

To the Commission:

        We are counsel to the Company and have represented the Company in connection with the preparation of the Registration Statement on Form S-1, Amendment No. 3 to which is being filed today with the Commission (together with all exhibits thereto, the “Registration Statement”). The Registration Statement relates to the secondary registration on behalf of certain shareholders (the “Selling Shareholders”) of 18,728,572 shares of common stock that are outstanding and held by twenty-nine institutional shareholders and shares of common stock that are issuable to two institutional investors upon: (i) the conversion of 1,195,713 shares of the Company’s Series A Convertible Preferred Stock into 11,957,139 shares of common stock, and (ii) the exercise of warrants to purchase up to 511,428 shares of common stock. The shares to be covered by the Registration Statement are hereinafter referred to as the “Shares.”

        This opinion is being delivered to the Commission as Exhibit 5.1 to the Registration Statement.

        We have examined (i) the Certificate of Incorporation, and all amendments thereto, of the Company, certified by the Secretary of State of the State of Delaware, (ii) the By-laws of the Company, certified by the Secretary of the Company as being those currently in effect, (iii) the Registration Statement, and (iv) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

        Based upon the foregoing, it is our opinion that (A) the Company is a corporation duly organized and existing under the laws of the State of Delaware; and (B) the Shares to be issued to and sold by the Selling Shareholders will be, when sold in accordance with the prospectus disclosure contained in the Registration Statement, legally issued, fully paid and non-assessable.

        This firm hereby consents to the reference to it in the Registration Statement and the filing of this opinion as Exhibit 5.1A thereto.

Very truly yours, /s/ Foley & Lardner LLP Foley & Lardner LLP